SECTION 5.03 OF
ZIONS BANCORPORATION
AMENDED AND RESTATED BYLAWS

Section 5.03  Removal and Resignation of Officers.  Any officer or agent of the Corporation may be removed or replaced by the Board of Directors, or by the supervising officer to whom the officer reports, at any time with or without cause as permitted by Section 16-10a-832 of the Act.  If the employment of an officer who is also an employee of the Corporation is terminated for any reason, then, unless provided for differently in writing at or prior to the time of termination, the supervising officer to whom the terminated employee reports shall be deemed to remove such officer from all such offices held by such officer, effective as of the officer’s termination date, automatically and without further action by the supervising officer.  The appointment of a replacement officer shall constitute the removal of the person previously holding such office.  An officer may resign at any time by giving written notice of the resignation to the Corporation.  Resignations shall become effective as provided in Section 16-10a-832 of the Act.  An officer’s resignation or removal does not affect the contract rights of the parties, if any (See Section 16-10a-833 of the Act).